AMENDMENT

To Transfer Agency Agreement

Between

J.P. Morgan Funds

And

Boston Financial Data Services, Inc.

This Amendment is made as of this 30th day of March 2012. In accordance with Section 28 D (Amendment) of the Transfer Agency Agreement dated September 1, 2009, as amended, (the “Agreement”) between each of the entities listed on Appendix A of the Agreement and Boston Financial Data Services, Inc., the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Section 28 N. Any reference to Boston Financial’s address at 2 Heritage Drive is hereby changed to 2000 Crown Colony Drive, Quincy MA 02169. Facsimile No. 617-483-2490 is hereby updated to 617-483-7091;

2.	Schedule 19.K. The Schedule 19.K attached to the Agreement is replaced and superseded with the Schedule 19.K attached hereto, dated March 30, 2012;

3.	All defined terms and definitions in the Agreement shall be the same in this amendment (the “March 30, 2012 Amendment”) except as specifically revised by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

TRUST (Each of the entities listed on Appendix A hereto except JPMorgan Value Opportunities Fund, Inc.)		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Joy C. Dowd	By:	/s/ Tracy W. Shelby

Name:	Joy C. Dowd	Name:	Tracy W. Shelby

Title:	Treasurer	Title:	Managing Director

JPMORGAN VALUE OPPORTUNITIES FUND, INC.

By:	/s/ Michael W. Stockton

Name:	Michael W. Stockton

Title:	Treasurer

SCHEDULE 19.K

BOSTON FINANCIAL DATA SERVICES

JPMORGAN FUNDS

AML DELEGATION

Dated: March 30, 2012

1.	Delegation.

1.1	In order to assist the Trust with the Trust’s AML responsibilities under applicable AML laws, BOSTON FINANCIAL offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering and terrorist financing activities, and to assist the Trust in complying with the Trust’s obligations under the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the rules and regulations thereunder (“BSA”); and (ii) assist in the verification of persons opening accounts with the Trust. The Trust has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Trust’s overall AML program (the “AML Program”).

1.2	Accordingly, subject to the terms and conditions set forth in this Agreement, the Trust hereby instructs and directs BOSTON FINANCIAL to implement the AML Procedures described in Section 4 below on the Trust’s behalf and delegates to BOSTON FINANCIAL the day-to-day operation of the AML Procedures. Section 4 may be amended, from time to time, by mutual agreement of the Trust and BOSTON FINANCIAL upon the execution by such parties of a revised Schedule 19.K bearing a later date than the date hereof.

1.3	BOSTON FINANCIAL agrees to perform such AML Procedures, with respect to the ownership of Shares in the Trust for which BOSTON FINANCIAL maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by BOSTON FINANCIAL of the AML Procedures, BOSTON FINANCIAL understands and acknowledges that the Trust remains responsible for assuring compliance with the BSA and that the records BOSTON FINANCIAL maintains for the Trust relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. BOSTON FINANCIAL hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, BOSTON FINANCIAL will use its best efforts to make available, during normal business hours and on reasonable notice, all required records and information for review by such examiners.

SCHEDULE 19.K

3.	Limitation on Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, BOSTON FINANCIAL is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Trust with the BSA or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that BOSTON FINANCIAL shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Trust for which BOSTON FINANCIAL maintains the applicable Shareholder information.

4.	Description of AML Procedures[1]

4.1	Consistent with the services provided by BOSTON FINANCIAL and with respect to the ownership of Shares in the Trust for which BOSTON FINANCIAL maintains the applicable Shareholder information, BOSTON FINANCIAL shall:

(a) On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b) Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c) On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d) Review certain types of redemption transactions that occur within thirty (30) days of an account establishment, registration change, or banking information change (e.g. multiple purchases followed by a large redemption; large purchases into small balance accounts; large check redemptions; special payee redemptions by wire; redemption by wire within 30 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 30 days of address change);

(e) Review wires sent pursuant to banking instructions other than those on file with BOSTON FINANCIAL;

(f) Review accounts with small balances followed by large purchases;

[1]

The accounts, transactions, items and activity reviewed in each case are subject to additional detail (including certain standard exclusions) as set forth in the AML Procedures of BOSTON FINANCIAL, which have been made available to the Trust and which may be modified by BOSTON FINANCIAL from time to time.

SCHEDULE 19.K

(g) Review accounts with frequent activity within a specified date range followed by a large redemption;

(h) Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Trust with a copy of the SAR within a reasonable time after filing; and notify the Trust if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j) Compare account information to any FinCEN request received by the Trust and provided to BOSTON FINANCIAL pursuant to 31 C.F.R. 1010.520. Provide the Trust with the necessary information for it to respond to such request within required time frame;

(k) (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Trust and notify the Trust in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Trust by any government agency;

(l) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 1010.610 for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 1010.605). BOSTON FINANCIAL will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, BOSTON FINANCIAL will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, BOSTON FINANCIAL will contact the Trust’s AML Officer for further instruction.

(m) Upon the request by the Trust, conduct due diligence to determine if the Trust is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under 31 U.S.C. 5318A.

(n) BOSTON FINANCIAL shall create and retain records required under 31 C.F.R. 1010.410 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

(o) It is not anticipated that BOSTON FINANCIAL will accept currency; however, should it occur, BOSTON FINANCIAL will advise the Trust of any transactions in currency required to be reported by the Trust under 31 C.F.R. 1010.310 and 1010.340.

4.2	In the event that BOSTON FINANCIAL detects activity as a result of the foregoing procedures, which necessitates the filing by BOSTON FINANCIAL of a SAR or other similar report or notice to OFAC, then BOSTON FINANCIAL shall also immediately notify the Trust, unless prohibited by applicable law.